July 14, 2017

Robert C. Schweitzer

Re: Board of Directors Offer Letter Agreement

Dear Mr. Schweitzer:

Based on our discussions, I am very pleased to offer you a position as a member of the Board of Directors (the “Board”) of Car Charging Group, Inc. (the “Company”), pursuant to the terms and conditions herein.

The term of your Board services (the “Services”) as described in this agreement (the “Agreement”) shall commence upon the date of your execution of the Agreement (the “Effective Date”). Should you choose to accept this position as a member of the Board, and should the other Board members vote to appoint you to the Board, this Agreement shall contain all of the terms and conditions relating to the services you are to provide as a Board member. You are being offered this position as a Board member due in part to you being an “Independent Director” (as defined by Nasdaq Listing Rule 5605(a)(2)) in relation to the Company. This Agreement is based on the following terms and conditions:

1.	Board Services. As a member of the Board, your Services shall include: (i) using your reasonable best efforts to provide financial and strategic advice to the Company; (ii)attending and participating in such number of meetings of the Board as regularly or specially called, but in any case, no fewer than four (4) meetings per year. You may attend and participate in each such meeting via teleconference, videoconference or in person; (iii) consulting with other Board members regularly and as necessary via telephone, electronic mail or other forms of correspondence (iv) participating in at least four (4) conference calls for operational purposes with the Company’s management in any year and (v) rendering such other services as may be reasonably and customarily requested of a member of a board of directors of a similarly situated company.

2.	Board Start Date. The date that your nomination to the Board is formally approved by the Board and accepted by you (the “Membership Date”) shall constitute your starting date as a Board member. You will be nominated to remain a member of the Board at each annual meeting of the shareholders of the Company subject, however, to your prior death, resignation, retirement, disqualification or removal from office you will serve as a member of the Board until your successor has been elected and qualified.

3.	Committees and Lead Independent Director. You will join as Chairman of the Audit Committee, Chairman of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee. You will also serve as lead “Independent Director” (as defined by Nasdaq Listing Rule 5605(a)(2))

3284 West 29 Court, Suite 601, Hollywood, FL 33020-1320

Office: (305) 521-0200 Fax: (305) 521-0201 www.carcharging.com

4.	Compensation. Upon the Membership Date and during the term of this Agreement, your compensation as a Board member shall be as follow:

a.	Within fifteen calendar days of the Membership Date, the Company shall issue to you, as an inducement to joining the Board, five hundred thousand (500,000) restricted shares of the Company’s common stock (on a pre-reverse-split basis) (the “Inducement Shares”); and

b.	The Company is currently in the process of pursuing: (i) a public offering of its securities; and (ii) the listing of its shares of common stock on the NASDAQ or other national securities exchange (collectively, the “Offering”). Upon the sooner to occur of: (i) twenty (20) calendar days of the closing of the Offering; and (ii) October 31, 2017, the Board shall vote upon and approve a compensation package for each Board member. Such vote shall ensure that you shall be paid commensurate with your duties as Chairman of the Audit Committee, Chairman of the Compensation Committee, member of the Nominating and Corporate Governance Committee, and lead “Independent Director”.

5.	Lockup. You hereby agree that you will not offer, pledge, sell, contract to sell, hypothecate, lend, transfer or otherwise dispose of the Inducement Shares or any other shares of the Company’s common stock you receive from the Company from the date you receive such shares through the later of the nine-month anniversary of the closing of the Offering or the six-month anniversary of the receipt of the shares (the “Lockup Period”). Following the expiration of the Lockup Period, you shall have the right, in the aggregate, to sell, dispose of or otherwise transfer of the shares of the Company’s common stock that you own, without restriction, up to five percent (5%) of the total daily trading volume of the Company’s common stock.

Until no you longer own any shares of Common Stock, within five (5) business days of any sale, transfer or other transaction made by you with regard to the Company’s securities, you shall deliver to the Company a written statement detailing (i) the sale, transfer or other transaction giving rise to such written statement and (ii) your current holdings of the Company’s securities.

6.	Permitted Transfers. Notwithstanding the foregoing restrictions on transfer, you may, at any time and from time to time, transfer the Company’s securities that you own (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for your direct or indirect benefit or your immediate family, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which you are a general partner, or (iv) as a gift of to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, provided that, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned so that in the aggregate, no more than the number of the Company’s securities allowable under this Agreement may be transferred on a given day, except in accordance with the terms hereof. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

3284 West 29 Court, Suite 601, Hollywood, FL 33020-1320

Office: (305) 521-0200 Fax: (305) 521-0201 www.carcharging.com

7.	Ownership. Until you have sold the securities in question, you shall retain all rights of ownership in the securities, including. without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent and such transfer agent shall only release shares in accordance with the limitations contained herein. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Company’s securities if such transfer would constitute a violation or breach of this Agreement.

8.	Expenses. The Company agrees to reimburse all of your travel and other reasonable documented expenses relating to your attendance at meetings of the Board. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a member of the Board.

9.	Indemnification. You will receive indemnification as a member of the Board to the maximum extent extended to the other Board members generally, as set forth in the Company’s Certificate of Incorporation, as amended, and bylaws.

10.	D&O Insurance. During your term as a member of the Board, the Company shall include you as an insured under an officers and directors insurance policy, with current coverage of five million dollars ($5,000,000) for all losses in the aggregate, including defense costs. A copy of this policy will be provided to you in advance of the Membership Date.

11.	Service for Others. You will be free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company. Should you propose to perform similar duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

12.	No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the majority of the other Board members.

3284 West 29 Court, Suite 601, Hollywood, FL 33020-1320

Office: (305) 521-0200 Fax: (305) 521-0201 www.carcharging.com

13.	Confidential Information. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, you hereby represent and agree as follows:

a.	For purposes of this Agreement, the term “Confidential Information” means:

i.	Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.	Any information that is related to the business of the Company and is generally not known by non-Company personnel.

iii.	By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

Notwithstanding the foregoing, the term “Confidential Information” shall not include:

i.	Any information which becomes generally available to the public other than because of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii.	Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.	Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

b.	You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined herein.

c.	You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph shall survive termination of this Agreement.

3284 West 29 Court, Suite 601, Hollywood, FL 33020-1320

Office: (305) 521-0200 Fax: (305) 521-0201 www.carcharging.com

14.	Board Termination and Resignation. Your membership on the Board may be terminated for any or no reason, including failure to perform the Services described herein, at a special meeting called for that purpose by a vote of the stockholders holding at least two-thirds of the votes of the Company’s issued and outstanding voting shares. Your membership on a Board committee may be terminated for any or no reason at any meeting of the Board or by written consent of a majority of the Board members at any time. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or its equivalent value in Common Stock) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your duties as of the effective date of such termination or Resignation.

15.	Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Florida applicable to agreements made and to be performed entirely in the State of Florida.

16.	Entire Agreement, Amendment, Waiver, Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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3284 West 29 Court, Suite 601, Hollywood, FL 33020-1320

Office: (305) 521-0200 Fax: (305) 521-0201 www.carcharging.com

This Agreement sets forth the terms of your Services as a member of the Board. Nothing in this Agreement should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing in the space provided below and returning this Agreement to the Company.

Very truly yours,

CAR CHARGING GROUP, INC.

By:
Name:	Michael J. Calise
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

ROBERT C. SCHWEITZER

_____________________________
Date:

3284 West 29 Court, Suite 601, Hollywood, FL 33020-1320

Office: (305) 521-0200 Fax: (305) 521-0201 www.carcharging.com